Exhibit 99.2

Marvel Entertainment, Inc. Fourth Quarter Results Conference Call

February 23, 2006

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Entertainment Fourth Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded today, Thursday, February 23, 2006. I would now like to turn the conference over to Peter Cuneo, Vice Chairman, Marvel Entertainment.

Please go ahead, sir.

Peter Cuneo:

Thank you very much operator and good morning everyone.

With us today, we have, from California, Avi Arad, our CEO of Marvel Studios, and of course, a member of the Marvel Board. With us in New York, we have Ken West who is our Chief Financial Officer, and John Turitzin who is Executive Vice President and our General Counsel.

We’re going to start today by reading our Safe Harbor statement. We’ll then have a couple of prepared comments from Ken West, and then we’ll immediately go to Q&A.

Can we have the Safe Harbor, please?

David Collins:

Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations and financial guidance are forward-looking.

While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call. Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statement.

Peter Cuneo:

Thank you very much. Ken West has some comments.

Kenneth West:

Thank you Peter, and good morning.

I will first focus on brief remarks about our results for Q4 and full year 2005, then close with an update of our financial guidance for 2006.  Our independent auditors are in the process of completing their audit of the Company's 2005 consolidated annual financial statements and their evaluation of the design and effectiveness of the Company's internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.  The independent auditors' report will be included in the Company's Form 10K, which we expect to file within the next two weeks.

Now – for a review of our Q4 and full year 2005 Operating income results, which are in line with the Company’s internal budgets, and reflect the impact of a previously disclosed one-time cash charge related to the early termination of our master toy license with Toy Biz Worldwide. This one time pre-tax charge, the estimated range of which was disclosed on January 9th, amounted to $12.5 million in the fourth quarter, or the equivalent of $0.07 per diluted share, after tax.

For the full year 2005, total net sales were $391 million, down from $514 million in 2004, and principally reflect the anticipated shift to more licensing related toy revenue in 2005 from direct sales of Spider-Man action figures and accessories. Consolidated operating margins were approximately 44% for both 2005 and 2004.

Now for a few divisional highlights for Q4.

Reflecting the $50 million video game extension with Activision, licensing segment net sales increased 44% year-over-year to $81.7 million. The revenue from the Activision extension more than offset the year-over-year decline in contributions from the Spider-Man Merchandising L.P. Full year international sales amounted to $36.5 million, which were actually ahead of our forecast of $35 million for the year.

Licensing division operating margins in the Q4 2005 period improved to 68% compared to 61% in the prior-year period – principally related to the volume of license revenues and the provision for certain legal costs in Q4 2004.

Net sales for the publishing segment increased 6% from the prior year period primarily due to higher advertising revenue. Operating income for the Q4 2005 period was $8.6 million, for an operating margin of 37%, compared to an operating margin of 53% in the 2004 fourth quarter, which reflected one-time benefits of $2.4 million.

As we have mentioned throughout 2005, the toy segment transition from Marvel produced and direct-sold action figures and accessories for the Spider-Man movie, to lines produced by our master toy licensee, led to the expected decline in toy segment revenue of 45% to $12 million during Q4. Q4 2005 licensed Fantastic 4 toy sales were approximately $2.8 million at wholesale - and full year sales for this line were approximately $69 million. As I noted earlier, toy segment operating results also include the $12.5 million one-time charge associated with the early termination of the license agreement with Toy Biz Worldwide - as we are taking these toy lines in house for fiscal 2006.

I will now turn to our balance sheet, free cash flow and share repurchase activity during the fourth quarter and year-to-date.

Subsequent to Marvel’s recent $250 million share repurchase authorization, announced on November 9, 2005, and through year-end 2005, Marvel has already repurchased 6.9 million shares of common stock for an aggregate cost of $113 million. Combining these purchases with those associated with the balance of last year’s $250 million share repurchase authorization, total 2005 share repurchases aggregated $304.5 million for 16.2 million shares repurchased.

Giving effect to these purchases, we closed 2005 with cash and short-term investments of approximately $48 million.

Share repurchases have been funded by available cash and free cash flow.

As we have often stated, given the relatively modest capital needs of our licensing-oriented business, Marvel’s board of directors views the repurchase of common stock using the Company’s excess cash, ongoing free cash flow, and borrowing capacity as providing the greatest potential long-term benefit to our shareholders. The board remains firmly committed to repurchasing shares in the open market pursuant to our outstanding authorization.

Now for our financial guidance for 2006.

Our updated 2006 guidance for revenue is in the range of $320 million to $350 million, or a $50 million increase from the prior forecast range, reflecting our decision to take the Marvel action figures and accessories lines in house this year - where we will now record the wholesale revenue associated with these product sales. This compares to our prior operation under the Master Toy License, where we would record only the royalty income associated with these toy lines. The guidance range for 2006 net income remains unchanged at the range of $38 million to $59 million. Full year guidance for earnings per share, principally reflecting the benefit of share repurchases to date, but before any benefit from future share repurchases, if any, is now in the range of $0.44 to $0.55 – increased from the previous range of $0.37 to $0.52.

Key factors contributing to our 2006 outlook, include the following:

•	The benefit from share repurchase activity to date, net of any interest expense or forgone interest income. However, our guidance does not include any expected benefit from future stock repurchases;
•	Nominal contributions anticipated from the X-3 feature film slated for release during the year;
•

Substantial merchandise license generation will take place in 2006 associated with the Spider-Man 3 theatrical release, but such revenues will not be recognized into income until 2007, accordingly, there will be no expected contributions from the Spider-Man joint venture in 2006, versus a contribution of approximately $25 million in 2005;

•

Studio license revenues of $10 million to $13 million are anticipated in ‘06, down from $24 million in ’05, as well as up to $5 million in incremental expenses related to the expansion of our Marvel Studio operation;

•

Additionally approximately $16 million, or approximately $.11 per share, net of tax - in interest and other non-cash amortization related to Marvel’s film slate credit facility, versus charges of $4 million in 2005;

•	Additionally non-cash stock-option expense of approximately $5 million required under a new accounting principle; and
•

International licensing revenues in excess of $30 million as we anniversary our early agreements and focus more on new larger opportunities that are less predictable, involve longer lead times, and are often in new produce categories or new territories; plus continuing modest improvement in publishing sales and operating income.

As we have previously indicated, despite the reduced expected revenue and net income in 2006, we do expect a very strong performance with the generation of substantial free cash flow. This performance in a period of reduced revenue and net income is largely the result of expected collection of minimum annual license guarantees from agreements signed one or two years earlier, as well as from the $100 million non refundable advance received in the first quarter of 2006, pursuant to our master toy license agreement with Hasbro.

Let me now turn the call back over to Peter to commence our Q&A period. Peter...

Peter Cuneo:

Thanks very much, Ken.

Can we have the first question, please, operator?

Operator:

Ladies and gentlemen, if you’d like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you’re using a speakerphone, please lift your handset before entering your request.

One moment please for the first question. The first question is from the line of Michael Savner, Banc of America. Please proceed.

Michael Savner:

Hi, good morning. Thanks. A few questions if that’s okay.

First, can you give us a little bit more granularity on the guidance or vision because obviously you’re bringing up revenue guidance believing net income hasn’t changed? So, in terms of why the margins are going to be lower, in ’06 I assume that has to do with the shift from - on the toy side, maybe some more clarity would be helpful.

Second, a little bit more detail on your share repurchase plans, kind of the optimal balance sheet. Obviously, you know, the cash position is much lower than it was at the beginning of ’05 and you’re near - you know, nearing the end of the authorization, so are you implying that you may be bringing on some debt to buyback shares?

And then lastly, SG&A - a relatively large spike in SG&A versus last year, especially in the fourth quarter, so maybe just talk about what was going there on the SG&A line in ’05. Thanks very much.

Peter Cuneo:

Okay. Why don’t we start -- Ken will comment on the guidance, particularly with the change in revenue due to the change in how we’re handling toys for 2006 which is a transition period, and Ken can also talk a little bit more about the share repurchase.

Kenneth West:

Absolutely.

With respect to the guidance for 2006, as you know and we just discussed the fact that we’re taking the master toy license which was terminated and all the production-related activities and direct sales in-house for the year, and as a result of course, we have the implied impact of increased revenue. The contribution of which has offsetting impacts. Certainly, there is a higher margin of direct sales and there are also incremental costs associated with advertising and promoting and carrying the inventory levels, and all of those are mixed together as a result generating down to approximately the same level of anticipated net income.

As far as our treasury stock activity, as we’ve already stated, we have been very active in the market. We have an open authorized amount to acquire and we will continue to monitor opportunistic buys throughout the future until this program is complete. And that will continue to use available cash resources including the potential of available debt to the extent necessary.

Peter was there anything else?

Peter Cuneo:

With regard to the SG&A in the fourth quarter, Ken can comment on that as well, the increase in SG&A in the fourth quarter.

Kenneth West:

Yes. One of the elements of the SG&A, in addition to certain legal costs that were accrued into the period relate to ramping up for our Marvel Studios operation. And principally - that would be the most significant component.

Michael Savner:

And the rest of the year increase in SG&A? Because SG&A is growing a lot faster than, you know -- well obviously, revenues are down but I think just - throughout the first nine months of the year SG&A was up as well though. I mean, are there new investments in overhead or...

Peter Cuneo:

Well, SG&A is up also because we’ve been growing the staff, particularly in California at Marvel Studios. And, in our international offices, principally in Tokyo and in London.

Michael Savner:

Right.

Peter Cuneo:

So there is some additional overhead associated with upgrading and adding to those staffs as our business expands.

Michael Savner:

Great. That’s helpful. Thank you.

Operator:

Thank you. Our next question is from the line of Barton Crockett, JP Morgan. Please proceed.

Barton Crockett:

Hi. It’s actually Barton Crockett, and thank you.

I wanted to ask you a couple of questions here.

First, on the cash flow from operations guidance, you guys said on your third quarter earnings call on November 9, $70 million is what you saw for cash from operations in ’06. Since then you’ve announced Hasbro is going to give you 100 million but you’ve only raised the guidance on this new version to 100 million. I'm just wondering if previously you had included Hasbro but it wasn’t clearly articulated or whether the contribution from other things has come down versus what you saw before.

And secondly, I was wondering if you could just talk, how much is left on the share repurchase authorization as of February 22nd. And also, just given that you’ve spent more on share repurchase on the first quarter through than you had on the balance sheet, you know, but with Hasbro coming through, what’s the cash balance that we have as of the 22nd?

And then, I guess, the final question, any color, on Curious George toy sales and explanation of why Fantastic Four came in slightly below your reduced guidance range for the year. Thank you.

Kenneth West:

There were a number of questions, let me take a few of those that I can recall and then we’ll address the remainder.

As far as what’s remaining to be authorized under our treasury stock buyback, there’s approximately $55 million left to be acquired. Our current available cash approximates about $60 million.

And as far as our free cash flow anticipated for 2006, there has been a change in our guidance. And that has many components. As you know that we do have the Hasbro advance which we disclosed of $100 million. There are cash taxes associated with the collection of that. There’s also script development costs that we’re anticipating to outlay associated with our studio operation and the toy shift, the actual acquisition of inventories that were not originally anticipated and the costs associated with running the toys for 2006.

Peter Cuneo:

I’d also like to mention that we are, at present, debt-free with regard to our HSBC line of credit. We do have a small amount of outstanding debt against the credit facility we have for our film slate. But with regard to the HSBC credit facility, we have, at this point, no balance.

With regard to Curious George, we are very pleased with the start of Curious George. The sales are meeting our expectations. Curious George is a program for us that we think has more activity associated with it in the back half of the year, particularly in line with the launch on public television throughout the United States of the Curious George animated series for children, and of course, the holiday season which follows shortly thereafter. So, we’re at this point, quite pleased with Curious George and we’ll just have to see how it goes.

What was your question on Fantastic Four, Barton?

Barton Crockett:

Well, I was asking for some color on why they came in slightly below your reduced guidance for $70 million to $75 million this year.

Peter Cuneo:

Quite frankly, we had some manufacturing disruption with - to be candid, with our old toy licensee, Toy Biz Worldwide. We probably had - would have made or been very close to our original forecast which we gave you over a year ago of $80 million had that not occurred.

Barton Crockett:

Okay, great. And then just to be clear, have you already collected the Hasbro cash? And what was that that you collected net of tax or that you will collect?

Kenneth West:

We actually did collect the advance. It was $100 million. The tax outlay will be required approximately May 15th, so has not been dispersed but we have - the full advance that was required pursuant to that contract.

Barton Crockett:

And so the tax advance -- some estimate of how much that might be?

Kenneth West:

Probably in the range of $35 million to $40 million.

Barton Crockett:

Okay, great. Thank you.

Operator:          Thank you. The next question is from the line of Robert Routh, Jefferies. Please proceed.

Robert Routh:

Yeah. Good morning guys. Just a quick question.

Regarding the buyback that you’re now at $55 million but you’ve yet to tap any debt in order to continue increasing share repurchases. And you did mention on the last call that $125 million could be used off a credit facility. I'm wondering, does the Board at this point in time have any intention of re-upping that buyback once this one is extinguished or is this kind of it at this point in time?

Peter Cuneo:

Well, as Ken indicated earlier, the Board is certainly very interested in continuing to buyback our stock. We do this of course at opportunistic prices. This is not a complete open program. And so, the Board is constantly evaluating where we are in the stock buyback vis-à-vis the prices and the financial condition of the company. So this is always on the Board’s priority list and gets constant attention. But I don’t think there’s anything that we can tell you specifically today.

Robert Routh:

Okay, great. And just one follow up. I notice that you guys got back the rights to the Hulk, I'm wondering if you can comment a little bit about that and what your intentions are related to that.

And I know it’s very early to say but given that you pushed just about everything out into ’07 yet you’ve increased guidance for ’06, I'm wondering if you can give us any sense, even rough general picture as to how you may see 2007 starting to shape up because it seems as though investors at this point should be looking out to ’07 rather than ’06.

Peter Cuneo:

Why don’t we start with the Hulk question and Avi Arad will answer that.

Robert Routh:

Great.

Avi Arad:

Good morning.

Hulk was, as we all know was a Universal project and it’s been in development for quite a while. Like all our movies, all our contracts, movies have to meet specific release dates. And if principal photography does not reach a certain date, then we get our properties back the same thing as Iron Man with New Line.

So, as time was - time and development was taking its course, we entered into discussions with Universal. There was a realization that it will be quite difficult for them to make this principal photography date and gave Marvel an opportunity to recoup our rights. In return, Universal will be the distributor for Hulk but will do it on our terms which will give us all rights, all licensing, all revenues and advantageous position on one of our prime properties.

We are very aggressive in development on Hulk and actually its the same situation with Iron Man that we got back from New Line; again, they couldn’t make the principal photography date and gave us an opportunity to recoup and regroup and this is also in development.

Peter Cuneo:

Thanks, Avi.

With regard to guidance for ’07, Rob, as you know, we don’t typically issue specific guidance until the third quarter of the previous year. So we don’t have anything specific at this point. However, I think you can see that we have three major motion pictures coming out next year. We have Spider-Man 3. And the licensing effort on Spider-Man 3 is underway as we speak and seems to be going well. We have Ghost Rider which was postponed by Sony from this year into early 2007. We have we think a very fun toy line along with Ghost Rider and that’s certainly a merchandisable film. And of course, Fantastic Four 2 with Fox which, I think, bears well - comments on the fact that I think Fox with Fantastic Four 1 was very successful, and they are very quickly proceeding with a very high quality sequel that also would be a toyetic film that’s highly merchandisable. So we have three very big events right now scheduled for 2007.

We also have some of our programs starting to mature like our direct-to-video program. Avengers 1 was just released a couple of days ago and seems to be going very well.

It’s a little early to make a final judgment but we’re pleased with the start on Avengers 1.

And so there is a lot of forward momentum for 2007. As far as the specific numbers are concerned, though it probably won't be for another nine months before we’ll give specific guidance.

Robert Routh:

Okay, great. Thank you very much.

Operator:

Thank you. The next question is from the line of Gordon Hodge, Thomas Weisel and Partners. Please proceed.

Gordon Hodge:

Good morning. Just a couple of questions.

One, I was just curious on the toy - taking back the toy manufacturing business from Toy Biz, I'm just wondering logistically how that is going in terms of have you got a manufacturer all lined up and is, you know, the transition complete.

And then also, in your studio guidance for ’06, I'm curious, do you include or anticipate a Spider-Man 3 advance of any kind this year or would that all fall in ’07?

And then also on the video game side which I assume is included in the studio line, do you have to make up the full $50 million in terms of - to get to overages in which case we wouldn't anticipate some video game revenue in 2006? Thanks.

Peter Cuneo:

Gordon, let’s talk about, first of all, the payments from Sony on Spider-Man 3 in ’06. Yes, we expect an additional $5 million payment which coincides with the start of principal photography. As you know, we get two payments from Sony with regards to Spider-Man films - the first is $5 million when they pick up their option for a sequel, and the second is when - another $5 million when principal photography starts.

Gordon Hodge:

Okay, great.

Peter Cuneo:

Your other question with regard to the $50 million payment on Activision?

Gordon Hodge:

Exactly, yeah. I'm just wondering...

Peter Cuneo:

Yeah. The $50 million payment on Activision was actually an extension of a current deal. So it has no impact on overages from that deal. And we do expect overages from Activision in 2006 and 2007 and beyond. That particular payment was to extend that agreement out another - I forget, four or five years, and has nothing to do with our overage payments.

Gordon Hodge:

Okay. So you’ll see overages. You won't have to then - it’s just, in a few years you might - the $50 million applies to a couple of years out.

Kenneth West:

That’s correct.

Peter Cuneo:

That’s correct.

Gordon Hodge:

And that just under - just on the logistics of toys, you know, manufacturing the toys and so forth.

Peter Cuneo:

Yes. I think that’s going very smoothly. The company felt that it would be more difficult from a logistical standpoint to make a transition from one master toy licensee to another. This has to do with moving inventory, moving tooling and it was - it became very clear to us that it would be a little simpler actually, we grease the skids a little bit easier, if you will, if we took over the business for what we think will be roughly 9 to 12 months. And that’s the reason we made that decision. We certainly are not planning to stay in the toy business in any great way in the future.

Gordon Hodge:

I guess the question is just who is manufacturing the toys for you. Did you - is it still with Toy Biz or...

Peter Cuneo:

Well, yeah. Well, we have many traditional toy manufacturers that Marvel has used for many, many years. And we continue to also get quotes from new places. I think that is - it’s a concern but not a major concern.

Gordon Hodge:

Perfect. Thank you.

Operator:

Thank you. Our next question is from the line of Glen Reid, Bear Stearns. Please proceed.

Glen Reid:

Hi. Thanks. Three quick questions. On your publishing business - I wonder if you could kind of give us an update on how that’s going relative to your expectations. I guess sales were up 6% in the quarter, you know, and after the 7-Eleven arrangement, I wonder if you could just sort of give us an idea of how that’s going?

Another question, can you gives us an idea, what are the restrictions that are still in place on insider sales relative to the buyback program?

And then finally, I know you said it was a little early but maybe you could give us some sense on your expectations for the direct-to-DVD initiatives there of The Avengers. Thanks.

Peter Cuneo:

Okay. With regards to publishing, we’re very pleased with 2005. Again, we had good growth overall. Our profit margins continue to be very, very good, up into the high 38, I think, 38% last year. And I’ve often said, I think we may have the most profitable print publishing business in the world, although I can't prove it. We have very good growth in just about all areas but this was certainly led by the growth in mass merchants and in the book business which is our new distribution.

7-Eleven is going well. We’re very pleased with how that looks to date. We’ll continue to monitor that in 2006.

From a product standpoint, the biggest growth area was in what we call “graphic novels” or “trade paperbacks.” We think that that growth will continue in double digits - double-digit growth for that category in 2006.

We, as you know, have signed a number of very exciting writers and artists, and of course, we now have an involvement with a number of well-known people in the comic book business and we’re very pleased with how that seems to be going.

For 2006, again, we’re expecting overall modest growth but led by the same categories that led us in 2005.

With regard to insider -- excuse me -- restrictions, the only individual that is restricted at this point is Ike Perlmutter.

And then finally, with regard to the direct-to-DVD business, we think we’re off to a very good start. I know that yesterday looking at Amazon that Avengers was either Number 8 or Number 9 on the top selling list. You look at the Top 20 on Amazon, basically all, but two of the properties are theatrical release DVDs. The two exceptions are Avengers and of course the Lost television show. So we’re extremely excited about how well we started. We’ll see how sell-through is. The product is just hitting stores now. We have a very wide estimate that will be somewhere between 600,000 and a million units. But again, it’s a wide estimate because we’re really just at the start of that program.

The reviews have been very good from a quality standpoint. And we’re extremely pleased with how it started and we’ll have more information three months from now as we go on. We have two more releases scheduled for this year -- Ultimate Avengers 2 will be the next release, followed by Iron Man.

Glen Reid:

Could you just remind us again the economics of these direct-to-DVD deals in terms of the splits with Lions Gate?

Peter Cuneo:

Well, essentially, the way this has worked, our deal with Lions Gate works is that Lions Gate has funded the entire process, not only the production cost but also the promotional cost. Lions Gate is going to spend multi million dollars promoting the launch of this particular product. We basically though develop the creative all in-house at Marvel’s location in Los Angeles. We have an agreement in which Lions Gate gets a distribution fee and recovers their cost for, of course, production and the creative cost and promotion and then we have a split on the remaining profits. We specifically don’t describe, you know, what the exact splits are but I would characterize it as very lucrative for Marvel.

Glen Reid:

Okay, thanks a lot.

Operator:

Thank you. Our next question is from the line of Alan Gould, Natexis Bleichroeder. Please proceed.

Alan Gould:

Thank you. A question for either Peter or Avi.

With Hulk and Iron Man, if Universal and New Line are distributing it, does that mean you guys are going to fund the production costs of these films? Any idea what that potential exposure could be on these films and any way to put that into film partnership given Paramount is not distributing it.

Peter Cuneo:

Avi?

Avi Arad:

Well, Hulk will be distributed by Universal based on our agreement with them. And we will - when the time comes, we’ll decide how we want to fund the Hulk.

Iron Man is not going to be distributed by New Line. It’s up to us where we want to place it. It could end up in Paramount, it could end up somewhere else. And again, we will - at the appropriate time, we’ll - we are developing the project ourselves under the Marvel banner. And when it comes to starting production, we will make a decision if we want to use either the fund or alternate financing these marquee properties. And we feel comfortable that we’ll find the funding to put it forth.

Peter Cuneo:

It’s very unlikely that Marvel would fund either of these two projects directly. These projects will either go in to our slate or there will be some other alternative form of financing.

Alan Gould:

Okay, thank you very much.

Peter Cuneo:

Before we go off this, I hope that we have made it clear, maybe we haven’t, how thrilled we are to get both of these properties back. These are two of our top 7 or 8 properties today in the sense of economic value. And we are very pleased to have them back and to be into control of these theatrical releases.

Next question, please.

Operator:

Thank you. Our next question is from the line of Tony Gikas, Piper Jaffray. Please proceed.

Anthony Gikas:

Yeah. Good morning, guys. Few questions for you here.

Could you quantify for us the expected, you know, sales uptick or change related to the Hasbro arrangement beginning in 2007, maybe just a little color there? And are there any provisions in that agreement that Hasbro is going to exploit some IP at your request or your benefit?

A couple of little housekeeping things. Maybe a share count update for 2006 and tax rate we should be using for the full year, and then I have one follow up.

Peter Cuneo:

Why don’t we - we’ll go to Hasbro in a minute. Why don’t we start with the share count for 2006 and the tax rate? Ken?

Kenneth West:

The effective tax rate we’ve built into our own modeling for 2006 approximates 37% to 37-1/2%. The weighted average share that we’re also projecting is approximately 87 million1. So hopefully that will address directly your point.

Also, I just want to point that in my remarks, I had stated that the guidance range for 2006 net income remains unchanged but I mistakenly said it to be $38 million to $59 million. It’s $38 million to $53 million as reflected in our press release from this morning, I just want to clarify.

_____________________________

1 See Exhibit 99.3.

Peter Cuneo:

With regard to Hasbro, we should talk a little bit about the broad aspects of our arrangement. For example, the royalty rates associated with the Hasbro deal are lower than what we had with Toy Biz Worldwide. However, there are two other major factors that in evaluating who our new partner would be that convinced Marvel that the Hasbro deal would be at least as good, if not, a better deal than we had Toy Biz Worldwide.

The first is the overall worldwide clout that Hasbro has. Toy Biz Worldwide dealt exclusively with distributors internationally. So of course, Toy Biz Worldwide and Marvel, therefore, lost a piece of the action in the sense of using two-step distribution. In the case of Hasbro of course, they use - they still will use some to just two-step distribution. But it’s very, very small on a worldwide basis. So that will alone increase its sales.

Also, Hasbro is committed to certain minimum promotional levels with regard to advertising, et cetera on our products which we did not have with Toy Biz Worldwide.

So we think the combination of Hasbro’s tremendous clout internationally and of course in the United States, along with increased advertising levels is going to produce volumes that are substantially higher than we had with Toy Biz Worldwide. And we think, although the royalty rates are lower that we should, on a net basis, in terms of royalties to Marvel, be at least in the same area overall with Toy Biz Worldwide but probably better.

Anthony Gikas:

Okay.

Peter Cuneo:

Over the life of the agreement.

Anthony Gikas:

Okay.

How about on 2006, could you provide some visibility on the sales mix guidance for the year? And how are license signings trending on Spider-Man relative to, you know, the previous movie? Are they lining up earlier this time around?

Peter Cuneo:

Well, when you look at 2006 -- and by the way, we really view 2006 as a transitional year as our business model is changing. Our business model is changing in a couple of dramatic ways which you’re aware of -- the first being the motion picture slate but also, we’re in a number of other new media categories and so on, like direct-to-video.

The biggest single factor in 2006 is a decline in licensing. Our actually - although we don’t share internal projections, our projections for the toy category and for publishing show increases over the prior year. But the big difference does fall into licensing.

And let me give you a few of the dynamics associated with why the revenues in ’06 will be substantially below ’05 for licensing. The first is, as Ken previously mentioned, we recorded about $25 million from the Spider-Man 2 film through that joint venture in ’05. We’re projecting zero in ’06 as we are well past the film now.

Studio revenue was about $20 million in ’05 and it’s approximately -- I'm giving you round figures here -- $10 million in ’06, and that is simply again how the timing of certain projects fall. There’s nothing more to be read into that.

We did do a lot of big renewals in our consolidation program and so on, in 2004 and 2005. And for that reason, we do not expect to see as much in the way of licensing overages in ’06 as we did in ’05, and that’s an additional decline. We expect those overages to rebound in ’07.

Also, we do not have a highly merchandisable movie in 2006. We have X-Men which, as you know, is a very valuable franchise but isn't necessarily a dynamo when it comes to selling toys and licensing. So that is also a factor because Fantastic Four, which we had in ’05 was highly successful for us.

Also, we had the Activision, $50 million in revenue recorded in ’05 and we simply can't forecast another deal that large, that was a single largest deal we’ve ever had that we have booked immediately. The Hasbro $100 million has actually not been booked into revenue but its of course is in deferred income. So, it’s very difficult for us to forecast matching the Activision deal with another deal of some sort in ’06. So that’s a further decline.

Also, as we start to pick up, and this is to your second question, in licensing on Spider-Man 3, that does create a vacuum in ’06 for other licensing because our staff is so involved in getting ready for Spider-Man 3. And the response to Spider-Man 3 has been excellent. And we certainly expect at this point that the minimum guarantees for Spider-Man 3 will exceed Spider-Man 2 perhaps substantially. Just to give you a sense of that, Spider-Man 2, the minimum guarantees were around $30 million and overall royalty payments ended up very close to $100 million. So on Spider-Man 3, we expect the minimums to exceed $30 million substantially. And we hope that ultimately, royalties will do the same although it’s really obviously way too early to know.

Anthony Gikas:

Thank you.

Operator:

Thank you. Our next question is from the line of Lowell Singer, Cowen & Co. Please proceed.

Lowell Singer:

Thanks. Good morning. A couple of questions. Peter, can you talk about what goes into the Hasbro deal -- which toy lines go in and which ones don’t go in?

And Avi, I want to ask a couple of questions on the studio. First, where are you on your staffing levels? Do you have all the people in place you want or are there still additional hires you need to make? And as you look out to 2008 which is clearly, you know, the slate is relatively undefined at this point, can you give us some commentary on the three projects that I guess are in the lead for your first film. And when in 2008 you would expect to release the first film under the Paramount deal? Thanks.

Peter Cuneo:

Avi, why don’t you start?

Avi Arad:

Okay.

We hope to have - we need to have our first release in 2008. And as I said before we are in active development on Hulk, Iron Man, Ant Man, Nick Fury, actually on Thor, excuse me. And when you start doing developments like that it’s like a horse race. You put them all in the gate, you start working on scripts, you start talking to directors and the horse that comes out first is going to be there 2008. But we have enough material and we are moving fast enough to probably be there.

Which one is the first one we’ll be out with? I cannot tell you today. That’s really hard to predict because, as you know, we just started the process. We have writers that are about to get going therefore the timetable we are in February ’06. We feel pretty comfortable about it.

As far as the staffing, we added a couple of people. We added Michael Helfant who is President and COO for the Studio. And he added legal staff in order to become a producing studio, if you will. As the script comes in and we get into the pre-production process, it will - that will be the time for us to get the extra staffing. And that probably wouldn't happen until, you know, later this year or the beginning of 2007. This staffing will consist of a production accountant and physical production specialist that will help us with budgeting, with putting productions together.

Lowell Singer:

And are you thinking about a summer ’08 release for the first title?

Avi Arad:

We certainly hope so. We really hope for a summer release. And again, it’s a good horse race to have at this point if you look at the schedule. These are all properties that we think will make our first venture successful.

Peter Cuneo:

Okay. Thank you, Avi.

The second or the first question had to do with what toy lines Marvel will continue to do itself. And the answer is all the lines we have that are not Marvel-related. So these would include such things as Curious George, Lord of the Rings, and so on.

And the next question, please.

Operator:

Thank you. Our next question is from the line of David Kestenbaum, Morgan Joseph. Please proceed.

David Kestenbaum:

Yeah, thanks.

Can you give us a little color Avi on the reasons of the delay in Ghost Rider? And also, you said previously on the - you spent more on SG&A in Japan, can you just talk about what the opportunity is there and some of the recent initiatives in that market. Thanks a lot.

Avi Arad:

Okay. Ghost Rider was - we finished principal photography. We are in post-production. It’s an effects-heavy movie. And it would have taken some time, would have been kind of close to summer for final completion. If you look at the schedule for the summer, starting obviously with our own X-Men that is certainly going to be a juggernaut, and Pirates and Superman and Miami Vice and so on and so forth, I think there are 20 movies just in June or July, it became one of these incredible traffic jams. And we feel we have a very strong movie. There is a great history for President Weekend. It’s a four-day weekend. Certainly, we did very well in this weekend -our opening a movie at $44 million in very, very bad weather.

We feel that Ghost Rider with Nick Cage turned out to be a jam. We did some obvious testing. And we made a collective decision why draw in a middle of - why jeopardize a franchise and not making the most out of it by going in the middle of a rush hour.

So we moved it to February. Obviously, we’ll be alone. Everybody will move away, they are aware of the size of this movie. And it’s the right decision all around, even from the licensing perspective, because of the nature of the line sort of an Evel Knievel meets sci-fi, it lends itself to be a spring line. And if you converse with Hasbro, you’ll see they are quite excited about it. And it was a smart decision. Just to keep it on a date so everybody is not asking the question and losing business would have been silly.

Peter Cuneo:

Thank you, Avi.

With regards to your question about the Japanese opportunity, our office in Tokyo is actually a Pan-Asian office. The one area in the world where Marvel’s characters are far less known is of course in Asia. In some of the biggest markets such as China, I think in China - and I traveled in China quite a bit, the only character that anyone knows is Spider-Man.

So the office in Tokyo is engaged in licensing and building up the business throughout Asia but that will be a longer term procedure than we have, say, in Europe simply because the characters are far less known, and we’re going to have to promote them in a steady cogent way in future years.

So there’s a lot less immediate business available in Asia than there is in other parts of the world. But we are very pleased with the progress that we’re making at this point.

You also know that, for example in China, the way media is handled is quite different from other areas of the world. There’s - you read the paper everyday about certain issues with regards to what the Chinese government wants to control and not control with regard to content, and so on. So all of these things will retard immediate growth, but we certainly think we can be highly successful in those markets for the long-term.

We have time for one more question.

Operator:

Thank you. And that question will be a follow up question from the line of Glen Reid, Bear Stearns. Please proceed.

Glen Reid:

Hi yeah. Thanks.

Just real quick on the share count. I think Ken you said 83 million or 87 million was the forecasted share count for 2006. It looks like you finished or you currently are at about 100 million but you had also said you don’t - your EPS guidance does not assume further repurchases I believe. So maybe could you just clarify that for us? Thanks.

Kenneth West:

Sure.

Glen, number one, I did mention approximately 87 million weighted average shares2. And that of course has implicit within it the potentially dilutive securities of options that are outstanding and warrants.

Number two, we also mentioned - we also know that the weighted average number of shares and the number of shares outstanding at December 31 ’05 and for the year that ended has been affected by the treasury shares that have been acquired since January 1 which we’ve also disclosed.

Glen Reid:

Sure. So you ended the year with like 105 or 106 and you purchased about five or six in - so far in the first quarter so that puts you at about 100 currently?

Kenneth West:

I'm sorry? Say it again, Glen?

Glen Reid:

Yeah. So I think you ended the year with about 106 million shares and you’ve purchased year-to-date about five or six. Is that correct?

Kenneth West:

No. I think the 106 million is not the proper answer. In fact, our EPS for the fourth quarter - the weighted average number is about 100 million. Again, that includes the dilutive securities using that treasury stock method required by GAAP.

Glen Reid:

Yup.

Kenneth West:

So, I think additional - we will provide additional information in the filing of the 10-K that will assist readers to understand better the anticipated weighted average shares and impact of the treasury shares acquired in Q1.

Glen Reid:

Got you. Okay, thanks.

_____________________________

2 See Exhibit 99.3.

Peter Cuneo:

Thank you very much everyone. I appreciate you tuning in today. And we look forward to talking to you again in the future. Thanks.

Operator:

Ladies and gentlemen, that does conclude the conference call for today. We want to thank you for your participation and ask that you please disconnect your lines.